The Board of Directors
Bionx Implants, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Bionx Implants, Inc. of our report dated January 24, 1997, except for the first paragraph of Note 15 which is as of February 24, 1997, relating to the consolidated balance sheets of Bionx Implants, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Company's registration statement (No. 333-22359) on Form S-1 dated April 24, 1997.


                                             /s/ KPMG Peat Marwick LLP
                                             ______________________________
                                             KPMG Peat Marwick LLP

August 13, 1997